UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2019

PROVECTUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36457	90-0031917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10025 Investment Drive, Suite 250, Knoxville, TN 37932

(Address of Principal Executive Offices) (Zip Code)

(866) 594-5999

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2019, the Board of Directors (the “Board”) of Provectus Biopharmaceuticals, Inc. (the “Company”), pursuant to the Independent Contractor Agreement between Interim Chief Financial Officer (“Interim CFO”) John Glass and the Company, entered into on April 14, 2016 and amended on December 3, 2016 (the “Glass Agreement”), terminated Mr. Glass as the Company’s Interim CFO, effective as of March 25, 2019.

On March 25, 2019, the Company promoted Heather Raines, CPA to Chief Financial Officer (“CFO”) of the Company, effective as of March 25, 2019.

Mrs. Raines, age 52, previously served as the Company’s Controller from August 2017 until her appointment as the Company’s CFO. Before joining the Company, Mrs. Raines served as the Vice President of Finance for BDry Waterproofing, a service business, from November 2015 to November 2017. She previously managed financial and accounting functions at AMETEK, Inc. (NYSE: AME), a manufacturing company, serving as AMT Business Unit Controller for AMETEK’s wholly-owned subsidiary, Advanced Measurement Technology, Inc., from June 2015 to September 2015, Scientific Instruments Business Unit Controller from September 2013 to May 2015, and Senior Finance Manager from August 2007 to September 2013. Mrs. Raines was a tax analyst at Goody’s Family Clothing from 2006 to 2007, and an Accounting Manager at Siemens Medical Solutions USA, Inc., a wholly-owned subsidiary of Siemens AG (NYSE: SI), from 2005 to 2006, and CTI Molecular Imaging, Inc. (Nasdaq: CTMI) from 1999 to 2005. Mrs. Raines received a Master’s Degree in Accounting from Strayer University and a Bachelor’s Degree in Accounting from the University of Tennessee. She is a Certified Public Accountant (“CPA”), and a member of the American Institute of CPAs and the Tennessee Society of CPAs.

Mrs. Raines does not have a family relationship with any of the current executive officers or directors of the Company. There is no currently proposed transaction, and since the beginning of fiscal year 2018 there has not been any transaction, involving the Company and Mrs. Raines which was a related person transaction within the meaning of Item 404(a) of Regulation S-K.

On March 25, 2019, Mrs. Raines entered into an Employment Agreement with the Company to be CFO (the “Raines Agreement”), a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein. The Raines Agreement provides that Mrs. Raines will be employed for an initial term of one year, subject to automatic renewal for successive one-year periods, unless the Company or Mrs. Raines provides notice of intent not to renew. Mrs. Raines’ initial base salary is $125,000 per year, and such base salary may be increased from time to time by the Board in accordance with the normal business practices of the Company. Mrs. Raines has the right to participate in the Company’s incentive compensation plans or bonus plans and to continue to participate in employee benefit plans. Upon execution of the Raines Agreement, Mrs. Raines received initial incentive compensation of 50,000 shares of the Company’s common stock.

In the event Mrs. Raines’ employment with the Company is terminated by Mrs. Raines prior to, but not coincident with, a Change in Control (as defined in the Raines Agreement) or by reason of her death, disability, or retirement prior to a Change in Control, she will be entitled to receive (i) her unpaid base salary through the last day of the month in which the date of termination occurs; (ii) the pro rata portion of any unpaid incentive or bonus payment which has been earned prior to the date of termination; (iii) any benefits to which she may be entitled as a result of such termination (or death), under the terms and conditions of the pertinent plans or arrangements in effect at the time of the notice of termination; and

(iv) any expense reimbursements due to Mrs. Raines as of the date of termination. In the event that coincident with or following a Change in Control (as defined in the Raines Agreement), Mrs. Raines’ employment with the Company is terminated or the Raines Agreement is not extended (A) by action of Mrs. Raines coincident with or following a Change in Control including her death, disability or retirement, or (B) by action of the Company not For Cause (as defined in the Raines Agreement) coincident with or following a Change in Control, the Company shall pay Mrs. Raines the compensation and benefits described in the sentence above, as well as a severance payment equal to 50% of her base salary in the preceding calendar year, payable over six months. The Raines Agreement also contains customary covenants relating to non-solicitation, return of property, non-disparagement and confidentiality.

The foregoing description of the terms and conditions of the Raines Agreement is only a summary and is qualified in its entirety by the full text of the Raines Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement between the Company and Heather Raines, dated March 25, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2019

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Timothy C. Scott
Timothy C. Scott, Ph.D.
President